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                                                                    EXHIBIT 4(b)






                             THE ALPINE GROUP, INC.

                                       and

                      MANUFACTURERS HANOVER TRUST COMPANY,
                                   as Trustee



                          FIRST SUPPLEMENTAL INDENTURE
                          Dated as of February 3, 1987


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          THIS FIRST SUPPLEMENTAL INDENTURE, dated as of February 3, 1987 (the
"Supplement"), between The Alpine Group, Inc., a Delaware corporation (the "Successor"), and Manufacturers Hanover Trust Company, as Trustee (the "Trustee"), under the Indenture, dated as of October 1, 1986 (the "Indenture"), between The Alpine Group, Inc., a New Jersey corporation (the "Company"), and the Trustee.


                            RECITALS OF THE SUCCESSOR

          The Company and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company's 13 1/2% Senior Subordinated Debentures due 1996 (the "Debentures").

          Pursuant to an Agreement and Plan of Merger, dated as of January 14, 1987, between the Company and the Successor, the Company was merged into the Successor on February 3, 1987.

          All things necessary to make the Debentures issued under the Indenture as hereby supplemented the valid obligations of the Successor and to make the Indenture as hereby supplemented a valid agreement of the Successor, in accordance with their and its terms, have been done.


          NOW, THEREFORE, THIS SUPPLEMENT WITNESSETH:

          In order to comply with the requirements of the Indenture, the Successor covenants and agrees with the Trustee for the equal and proportionate benefit of the Holders of the Securities as follows:


                                   ARTICLE ONE
                           ASSUMPTION BY THE SUCCESSOR

          Section 101. The Successor hereby represents and warrants to the Trustee and to the Holders of the Debentures as follows:

               (a) The Successor is a corporation organized and existing under the laws of the State of Delaware.

               (b) On February 3, 1987 the Company was merged into the Successor, said merger being hereinafter referred to as the "Merger".

               (c) Immediately after giving effect to the Merger no Event of Default and no event which, after notice

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     or lapse of time, or both, would become an Event of Default has happened and is continuing.

          Section 102. The Successor hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on the Debentures in accordance with the terms of the Debentures and the Indenture and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

          Section 103. The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor had been named as the Company therein.

          Section 104. Debentures authenticated and delivered on and after July 15, 1987 shall bear the following notation which may be stamped, typewritten or overprinted thereon:

               "On February 3, 1987 The Alpine Group, Inc. (a New Jersey corporation) was merged into The Alpine Group, Inc. (a Delaware corporation), which has assumed the due and punctual payment of the principal of and premium, if any, and interest on the Debentures and the performance of every covenant of the Indenture on the part of The Alpine Group, Inc. to be performed or observed.

          If the Successor shall so determine, new Debentures so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by the Successor and authenticated and delivered by the Trustee in exchange for Debentures then Outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided to any Debenture or to exchange any Debenture for a new Debenture modified as.herein provided shall not affect any of the rights of the Holder of such Debenture.

          Section 105. Except as modified herein, the Indenture shall remain in full force and effect.


                                   ARTICLE TWO
                                  MISCELLANEOUS

          Section 201. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.


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          Section 202. This Supplement shall be effective as of the close of business on the date that is the date of the effectiveness of the Merger.

          Section 203. The recitals contained herein shall be taken as the statements of the Successor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

          Section 204. This Supplement shall be governed by and construed in accordance with the laws which govern the Indenture and its construction.

          Section 205. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

                                            THE ALPINE GROUP, INC.

[Corporate Seal]

                                            By
                                              ---------------------------
                                              Steven S. Elbaum
                                                 Chairman
Attest:


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                                            MANUFACTURERS HANOVER TRUST
                                              COMPANY, as Trustee,

[Corporate Seal]
                                            By
                                              ---------------------------
                                                 Assistant Vice President
Attest:



----------------------
   Assistant Secretary





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